EXHIBIT 99


                              NUEVO ENERGY COMPANY

                           DEFERRED COMPENSATION PLAN

                          EFFECTIVE DATE: JULY 1, 1997

                        NUEVO ENERGY COMPANY DEFERRED COMPENSATION PLAN

                                      INDEX

        SECTION I.      PURPOSE OF PLAN, EFFECTIVE DATE AND DEFINITIONS.......1

1.1     NAME AND PURPOSE......................................................1
        ----------------
1.2     EFFECTIVE DATE........................................................1
        --------------
1.3     DEFINITIONS...........................................................1
        -----------

        SECTION II.               ADMINISTRATION OF THE PLAN..................4

2.1     COMMITTEE.  ..........................................................4
        ---------
2.2     COMMITTEE DUTIES......................................................4
        ----------------
2.3     AGENT.................................................................5
        -----
2.4     BINDING EFFECT OF DECISIONS...........................................5
        ---------------------------
2.5     INDEMNITY OF COMMITTEE................................................5
        ----------------------

        SECTION III.                      ELIGIBILITY.........................5

        SECTION IV.                  PARTICIPANT DEFERRALS....................6

4.1     ANNUAL SALARY DEFERRALS.  ............................................6
        -----------------------
4.2     CONTRACT BONUS DEFERRAL...............................................7
        -----------------------
4.3     DISCRETIONARY BONUS DEFERRAL..........................................7
        ----------------------------
4.4     STOCK BONUS DEFERRAL..................................................7
        --------------------
4.5     PARTICIPANT DEFERRAL ACCOUNT..........................................8
        ----------------------------
4.6     VESTING OF PARTICIPANT DEFERRAL ACCOUNT...............................8
        ---------------------------------------

        SECTION V.                  EMPLOYER CONTRIBUTIONS....................8

5.1     AMOUNT OF EMPLOYER CONTRIBUTIONS......................................8
        --------------------------------
5.2     EMPLOYER CONTRIBUTION ACCOUNT.........................................9
        -----------------------------
5.3     VESTING OF EMPLOYER CONTRIBUTION ACCOUNT..............................9
        ----------------------------------------

        SECTION VI.                       INVESTMENT..........................9

6.1     INVESTMENT ELECTIONS..................................................9
        ---------------------
6.2     EARNINGS.............................................................11
        --------

        SECTION VII.              DEFERRED COMPENSATION TRUST................11

7.1     EMPLOYER ESTABLISHMENT OF TRUST......................................11
        -------------------------------
7.2     TRUST DOCUMENT.......................................................11
        --------------
7.3     LIABILITY............................................................11
        ---------
7.4     PAYMENT OF BENEFITS..................................................11
        -------------------

        SECTION VIII.                PAYMENTS AND BENEFITS...................11

8.1     RETIREMENT...........................................................11
        ----------
8.2     DEATH................................................................11
        -----
8.3     DISABILITY...........................................................12
        ----------
8.4     REQUIRED LUMP SUM PAYMENT............................................12
        -------------------------
8.5     TERMINATION OF EMPLOYMENT............................................12
        -------------------------
8.6     EARNINGS PENDING DISTRIBUTION........................................12
        -----------------------------
8.7     IN-KIND DISTRIBUTIONS................................................12
        ---------------------
8.8     BENEFICIARY DESIGNATION..............................................12
        -----------------------
8.9     NO PARTICIPANT DESIGNATION...........................................13
        --------------------------

        SECTION IX.           Offset for Obligations to Employer.............13

        SECTION X             Liability of Employer..........................13

        SECTION XI.           Change in Distribution Schedule................14

11.1    UNFORESEEABLE EMERGENCY..............................................14
        -----------------------
11.2    MODIFICATION OF INSTALLMENT PAYMENTS.................................14
        ------------------------------------
11.3    EARLY WITHDRAWAL.....................................................14
        ----------------

        SECTION XII.                     Benefit Plans.......................15

        SECTION XIII.               Rights of a Participant..................15

        SECTION XIV.               Amendment and Termination.................15

        SECTION XV                 Determination of Benefits.................15

15.1    CLAIM................................................................15
        -----
15.2    CLAIM DECISION.......................................................16
        --------------

15.3    REQUEST FOR REVIEW...................................................16
        ------------------
15.4    REVIEW OF DECISION...................................................16
        ------------------

        SECTION XVI.                  Notices................................17

        SECTION XVII.                 General Provisions.....................17

17.1    CONTROLLING LAW......................................................17
        ---------------
17.2    CAPTIONS.............................................................17
        --------
17.3    FACILITY OF PAYMENT..................................................17
        -------------------
17.4    WITHHOLDING OF PAYROLL TAXES.........................................17
        ----------------------------
17.5    PROTECTIVE PROVISIONS................................................17
        ---------------------
17.6    TERMS................................................................17
        -----
17.7    SUCCESSOR............................................................18
        ---------

        SECTION XVIII                  Unfunded Status of Plan...............18

        SECTION XIX                    Rights to Benefits....................18

        SECTION XX.                     Board Approval.......................18

                 NUEVO ENERGY COMPANY DEFERRED COMPENSATION PLAN

                                   SECTION I.
                 PURPOSE OF PLAN, EFFECTIVE DATE AND DEFINITIONS

I.1 NAME AND PURPOSE. The name of the plan is the Nuevo Energy Company Deferred Compensation Plan (the "Plan"). Its purpose is to provide certain key employees of the Employer (as defined herein) with the opportunity to defer receipt of their compensation to a future date and thereby reduce their current taxable income, earn an attractive tax-free rate of growth on monies deferred, and accumulate funds which can be used for retirement planning or other future financial needs.

I.2 EFFECTIVE DATE. The Plan shall be effective as of July 1, 1997 ("Effective Date").

I.3 DEFINITIONS. For purposes of this Plan, the following phrases or terms shall have the indicated meanings unless otherwise clearly apparent from the context.

        (a) "Aggregate Account" means the vested (pursuant to Sections 4.6 and 5.3) balance credited to a Participant's Participant Deferral Account and Employer Contribution Account, including contribution credits and deemed income, gains and losses (to the extent realized as determined by the Employer, in its discretion) credited thereto. A Participant's Aggregate Account shall be determined as of the date of reference. A Participant's Aggregate Account shall be utilized solely as a device for measurement and determination of the amount to be paid to the Participant pursuant to the Plan. A Participant's Aggregate Account shall not constitute or be treated as a trust fund of any kind.

        (b) "Beneficiary" means the person, persons, trust or other entity designated by the Participant, or as provided in Sections 8.7 and 8.8, to receive any benefits payable under the Plan. Any Participant's beneficiary designation shall be made in a written instrument filed with the Committee and shall become effective only when received, accepted and acknowledged in writing by the Committee.

        (c) "Annual Salary" means a Participant's base salary designated under the Employer's policies and records as base salary, excluding overtime, Contract Bonuses, Discretionary Bonuses, commissions, and other extraordinary compensation.

        (d)    "Board" means the Board of Directors of Nuevo Energy Company.

        (e) "Change of Control" means the occurrence of one of the following events:

               (i) individuals who were directors of Nuevo Energy Company immediately prior to a Control Transaction shall cease, within one year of such Control Transaction, to constitute a majority of the Board of Directors of Nuevo Energy Company (or of the Board of Directors of any successor to Nuevo Energy Company or to all or substantially all of its assets), or

               (ii) any entity, person or Group other than Nuevo Energy Company or a subsidiary of Nuevo Energy Company acquires shares of Nuevo Energy Company in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially fifty-one percent or more of the outstanding shares.

               For purposes of this definition, "Control Transaction" shall be
               (i) any tender offer for or acquisition of capital stock of Nuevo Energy Company, (ii) any merger, consolidation, or sale of all or substantially all of the assets of Nuevo Energy Company which has been approved by the shareholders, (iii) any contested election of directors of Nuevo Energy Company or (iv) any combination of the foregoing which results in a change in voting power sufficient to elect a majority of the Board of Directors of Nuevo Energy Company. As used herein, "Group" shall mean persons who act in concert as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

        (f)    "Code " means the Internal Revenue Code of 1986, as amended.

        (g)    "Committee" means the Compensation Committee of the Board.

        (h) "Company Stock" means shares of common stock of Nuevo Energy Company, par value $0.01 per share.

        (i) "Contract Bonus" means the amount of compensation received by a Participant which is designated as a bonus in an employment contract with a Participant and is not subject to the Employer's discretion.

        (j) "Discretionary Bonus" means the amount of compensation received by a Participant which is designated as a bonus and is subject to the discretion of the Employer.

        (k) "Employer" means Nuevo Energy Company and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of Nuevo Energy Company, or its successors or assigns, assumes the Employer's obligations hereunder, or any other corporation or business organization which agrees, with the consent of Nuevo Energy Company, to become a party to the Plan.

        (l) "Employer Contribution Account" means the account maintained on the books of account of the Employer for each Participant pursuant to Section V. Separate Employer Contribution Accounts shall be maintained for each Participant. The Employer Contribution Account shall be utilized solely as a device for measurement and determination of the amount to be paid to the Participant pursuant to the Plan. A Participant's Employer Contribution Account shall not constitute or be treated as a trust fund of any kind.

        (m) "Fair Market Value" means the average (mean) of the reported "high" and "low" sales prices for a share of Company Stock as reported in The Wall Street Journal's NYSE-Composite Transactions listing for such day (corrected for obvious typographical errors), or if shares of Company Stock are not reported in such listing, the average of the reported "high" and "low" sales prices on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded, or if such shares are not listed or traded on any national securities exchange, then the average of the reported "high" and "low" sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System, or, if such prices shall not be reported thereon, the average between the closing bid and asked prices so reported, or, if such prices shall not be reported, then the average closing bid and asked prices reported by the national Quotation Bureau Incorporated, or, in all other cases, the value established by the Committee in good faith.

        (n) "Participant" means an eligible employee who elects to participate in the Plan.

        (o) "Participant Deferral Account" means the account maintained on the books of account of the Employer for each Participant pursuant to Section IV. Separate Participant Deferral Accounts shall be maintained for each Participant. A Participant Deferral Account shall be utilized solely as a device for measurement and determination of the amount to be paid to the Participant pursuant to the Plan. A Participant Deferral Account shall not constitute or be treated as a trust fund of any kind.

        (p) "Plan Year" means the twelve (12) month period ending on the December 31 of each year during which the Plan is in effect, provided that the first Plan Year shall commence on July 1, 1997 and end on December 31, 1997.

        (q)    "Trust" means the trust fund established pursuant to the Plan.

        (r) "Trustee" means the trustee named in the agreement establishing the Trust and such successor and/or additional trustees as may be named pursuant to the terms of the agreement establishing the Trust.

                                   SECTION II.
                           ADMINISTRATION OF THE PLAN

II.1 COMMITTEE. The Plan shall be administered by the Committee. All decisions made by the Committee pursuant to the provisions of the Plan shall be made by a majority of its members at a duly held regular or special meeting or by written consent in lieu of any such meeting. A majority of the Committee shall constitute a quorum and all decisions made by the Committee pursuant to provisions of the Plan shall be made by a majority of the Committee members present at any duly held regular or special meeting at which a quorum is present or by the written consent of a majority of the Committee members in lieu of any such meeting.

II.2 COMMITTEE DUTIES. The Committee shall also have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. The Committee shall have the sole discretionary authority and all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority and duty:

        (a) To make rules, regulations and procedures for the administration of the Plan which are not inconsistent with the terms and provisions hereof, provided such rules, regulations and procedures are evidenced in writing and copies thereof are delivered to the Employer.

        (b) To construe and interpret all terms, provisions, conditions and limitations of the Plan;

        (c) To correct any defect, supply any omission, construe any ambiguous or uncertain provisions, or reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem expedient to carry the Plan into effect;

        (d) To employ and compensate such accountants, attorneys, investment advisors and other agents and employees as the Committee may deem necessary or advisable in the proper and efficient administration of the Plan;

        (e)    To determine all questions relating to eligibility;

        (f) To determine the amount, manner and time of payment of any benefits hereunder and to prescribe procedures to be followed by distributees in obtaining benefits;

        (g) To prepare, file and distribute, in such manner as the Committee determines to be appropriate, such information and material as is required by the reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and

        (h) To make a determination as to the right of any person to receive a benefit under the Plan.

II.3 AGENT. In the administration of this Plan, the Committee may, from time to time, employ an agent and delegate to it such administrative duties as it sees fit and may, from time to time, consult with counsel who may be counsel to the Employer.

II.4 BINDING EFFECT OF DECISIONS. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan and shall not be subject to appeal except as provided in Section XV.

II.5 INDEMNITY OF COMMITTEE. The Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Committee or any of its members.

                                  SECTION III.
                                  ELIGIBILITY

        For each Plan Year, an employee of the Employer shall be eligible to participate in the Plan if the employee has been approved to participate in the Plan by the Committee and has elected to make an "Elective Deferral" (as defined in Code Section 402(g)(3)) in connection with the Nuevo Energy Company 401(k) Retirement Plan ("401(k) Plan") in an amount equal to the maximum amount permitted under Code Section 402(g)(1) ("401(k) Plan Deferral Requirement"). In no event shall any employee of the Employer become eligible to participate in the Plan if such employee would not be considered a member of a select group of management or highly compensated employees for purposes of ERISA. A Participant is any eligible employee who elects to participate in the Plan. Should a Participant cease to be considered a member of a select group of management or highly compensated employees for purposes of ERISA prior to termination of employment, disability, or death, the Participant's account shall become immediately distributable in a lump sum payment. If a Participant does not satisfy the 401(k) Plan Deferral Requirement for any Plan Year, the Participant shall not be eligible to make any Participant Deferrals (as described in Section IV) or receive any Employer Contributions (as described in Section V) for such Plan Year.

                                   SECTION IV.
                              PARTICIPANT DEFERRALS

IV.1    ANNUAL SALARY DEFERRALS.

        (a) Any eligible employee may irrevocably elect, prior to the beginning of each Plan Year, but no later than the November 30th preceding the beginning of the Plan Year, to participate in the Plan and defer receipt of all or part of the Annual Salary earned during the Plan Year that would otherwise have been payable to him or her. A new Participant may make an election within 30 days after becoming eligible to defer all or part of the Annual Salary earned for services performed in the balance of the year remaining after the date the deferral election is made. Such new Participant shall be deemed, for all other plan purposes, to have made the deferral election on the immediately preceding November 30th.

        (b) The election will be made on a written form called a "Notice of Election to Defer," signed by the Participant, and delivered to the Committee. A separate election to defer all or part of an Annual Salary shall be made for each Plan Year for which a Participant is eligible to participate in the Plan.

               Each deferral election will be applicable only to compensation the Participant may earn for services performed in the future and will be effective as of January 1 of the Plan Year specified, provided that the signed Notice of Election to Defer form has been received by the Committee by November 30th of the preceding Plan Year.

        (c) Nothing in this Section IV prevents a Participant from filing an election not to participate for a Plan Year and thereafter filing another election to participate in the Plan for any subsequent Plan Year.

        (d) The Committee may, in its sole discretion upon the Participant's written request, suspend the deferral of his or her Annual Salary that would otherwise occur under the deferral election, if it finds that the Participant has suffered a financial hardship, as determined by the Committee in its sole discretion. The suspension will take effect only with respect to deferrals which have not already been credited to his or her Participant Deferral Account. The Participant's written request for suspension of Annual Salary deferrals must be filed with the Committee on or before the 15th day preceding the regular payday on which he or she desires the suspension to take effect.

IV.2    CONTRACT BONUS DEFERRAL.

        (a) Any eligible employee may irrevocably elect, prior to the beginning of each Plan Year, but no later than the November 30th preceding the beginning of the Plan Year, to defer receipt of all or part of the Contract Bonus earned during the Plan Year that would otherwise have been payable to him or her. A new Participant may make an election within 30 days after becoming eligible to defer all or part of the Contract Bonus earned for services performed in the balance of the year remaining after the date the deferral election is made. Such new Participant shall be deemed, for all other plan purposes, to have made the deferral election on the immediately preceding November 30th.

        (b) The election will be made on the "Notice of Election to Defer" form, signed by the Participant, and delivered to the Committee. A separate election to defer all or part of a Contract Bonus shall be made by a Participant each Plan Year.

IV.3    DISCRETIONARY BONUS DEFERRAL.

        (a) For each Plan Year, any eligible employee may irrevocably elect, on or before November 30th, to defer receipt of all or part of the Discretionary Bonus awarded during the Plan Year.

        (b) The election will be made on the "Notice of Election to Defer" form, signed by the Participant, and delivered to the Committee. A separate election to defer all or part of a Discretionary Bonus shall be made by a Participant each Plan Year.

IV.4    STOCK BONUS DEFERRAL.

        (a) Any eligible employee, who has been granted Company Stock pursuant to a Bonus Stock Agreement under the Nuevo Energy Company 1993 Stock Incentive Plan, as amended ("Bonus Stock Agreement") may irrevocably elect prior to the "Vesting Date" under such Bonus Stock Agreement to defer receipt of all or part of Company Stock that otherwise would have been distributable to him or her. The amount of the deferral pursuant to this Section 4.4(a) shall equal the Fair Market Value of a share of Company Stock on the Vesting Date under the Bonus Stock Agreement multiplied by the number of shares of Company Stock deferred.

        (b) The election will be made on a written form called a "Notice of Election to Defer Stock Bonus," signed by the Participant and delivered to the Committee.

IV.5 PARTICIPANT DEFERRAL ACCOUNT. All deferrals made by a Participant pursuant to this Section IV shall be credited to the Participant Deferral Account which shall be a bookkeeping account established for each Participant by the Employer. Such Participant Deferral Account shall be unfunded and shall maintain all credits made to the Participant Deferral Account pursuant to the Plan for the benefit of a Participant.

IV.6 VESTING OF PARTICIPANT DEFERRAL ACCOUNT. A Participant shall be 100% vested in the elective deferrals credited to his or her Participant Deferral Account along with any other credits made thereto pursuant to this Plan.

                                   SECTION V.
                             EMPLOYER CONTRIBUTIONS

V.1 AMOUNT OF EMPLOYER CONTRIBUTIONS. Each Plan Year, the Employer shall treat as a contribution to the account of a Participant an amount equal to the maximum amount of contribution of whatever kind the Employer would have had to make to the 401(k) Plan for and on behalf of a Participant for such Plan Year but for (i) the annual additions limit for qualified benefits specified in Code Section 415(c), (ii) the annual compensation limit for qualified benefits specified in Code Section 401(a)(17) and (iii) the matching contribution limits specified in Code
        Section 401(m). Additionally, each Plan Year the Employer shall treat as a contribution to the account of a Participant an amount equal to the matching contribution the Employer would have been required to make to the 401(k) Plan on behalf of the Participant if such Participant had not been limited on the amount he or she could defer as an Elective Deferral under the 401(k) Plan because of the (i) annual compensation limits for qualified benefits specified in Code Section 401(a)(17), (ii) the Elective Deferral limits specified in Code Section 401(k)(3)(A)(ii), and
        (iii) the Elective Deferral limit specified in Code Section 402(g)(1) (collectively, the "Elective

        Deferral Limits"), provided that, under this Plan, the Participant has deferred into his or her Participant Deferral Account each Plan Year the amount which would have been deferred as an Elective Deferral under the 401(k) Plan but for the Elective Deferral Limits.

V.2 EMPLOYER CONTRIBUTION ACCOUNT. All Employer contributions made pursuant to this Section V shall be credited to a Participant's Employer Contribution Account which shall be a bookkeeping account established for each Participant by the Employer. The time when the Employer contributions are credited to a Participant's Employer Contribution Account shall be determined by the Committee, in its sole discretion. Such Employer Contribution Account shall be unfunded and shall maintain all credits made to the Employer Contribution Account pursuant to the Plan for the benefit of a Participant.

V.3 VESTING OF EMPLOYER CONTRIBUTION ACCOUNT. A Participant shall vest in all amounts credited to his or her Employer Contribution Account pursuant to the vesting schedule maintained under the 401(k) Plan for any contributions made to the 401(k) Plan by the Employer (which does not include any employee "Elective Deferrals" as defined in Code Section 402(g)(3)); provided however, that upon the occurrence of a Participant's Retirement (as defined in Section 8.1) or death or upon the Participant becoming disabled (as stated in Section 8.3) or upon the occurrence of an event which is a Change of Control, each Participant shall be 100% vested in such Participant's Employer Contribution Account.

                                   SECTION VI.
                                   INVESTMENT

VI.1    INVESTMENT ELECTIONS.

        (a) Participants may choose to have their Participant Deferral Account as having been invested in two types of investment accounts. These are not mutually exclusive choices. A percentage of a Participant's Participant Deferral Account may be allocated to either account or the entire Participant Deferral Account may be allocated to only one account. The two accounts are the:

                (i) Phantom Stock Account. All Participant deferrals, which are deferred into Plan, initially credited to a Participant Deferral Account ("Initially Credited Deferrals") and have been chosen by the Participant to be invested in the Phantom Stock Account, will be treated as if shares of Company Stock had been purchased at a price equal to 75% of the Fair Market Value of such Company Stock on the day credited. All Initially

                        Credited Deferrals which have been invested in the Phantom Stock Account shall remain as if invested in the Phantom Stock Account for a two (2) year period commencing on the date such Initially Credited Deferrals are credited to a Participant's Deferral Account. After such two year period, a Participant may redirect the appropriate Initially Credited Deferrals into the Flexible Investment Account or leave such deferrals in the Phantom Stock Account, whereupon the re-direction of the investment of such Participant deferrals between the Phantom Stock Account and the Flexible Investment Account may be made quarterly. The Phantom Stock Account will be credited with cumulative appreciation and/or depreciation based on the Fair Market Value of the Company Stock. Dividend equivalents will be credited quarterly and treated as if reinvested in Company Stock.

                (ii) Flexible Investment Account. A Participant's Participant Deferral Account will be treated as having been directed by the Participant into various investment options, as determined by the Committee. Investment options might include different levels of risk and return such as growth, balance asset and bond funds, fixed interest accounts, etc. Initially, the investment options available under the Flexible Investment Account will be a money market investment and an equity index investment selected by the Committee; provided that, the equity index investment election is only available to certain Participants who satisfy certain performance criteria as determined by the Committee in its sole discretion. Allocation of investment options with the Flexible Investment Account shall be made in increments of not less than 5% of a Participant's Deferral Account not invested in the Phantom Stock Account. Participants may re-direct investments in the various investment options available in the Flexible Investment Account or redirect to the Phantom Stock Account once quarterly; provided that if a Participant redirects any investments from the Flexible Investment Account to the Phantom Stock Account then such investment in the Phantom Stock Account will be treated as if shares of Company Stock had been purchased at the Fair Market Value of such Company Stock on the day re-directed. Returns on Flexible Investment Account will be based upon the performance of the Participant's investment options, less an administrative fee, if any, as determined by the Committee.

        (b) A Participant's Employer Contribution Account shall always be treated as invested in the Phantom Stock Account; provided that, the Employer Contribution

               Account invested in the Phantom Stock Account will be treated as if shares of Company Stock had been purchased at a price equal to the Fair Market Value of such Company Stock on the day contributed by the Employer.

        (c)    The timing and calculation of the Phantom Stock Account
                                   valuation (including the Earnings under
                                   Section 6.2 below) and the Flexible
                                   Investment Account valuation (including the
                                   Earnings under 6.2 below) will be determined by the Committee in its sole discretion.
VI.2 EARNINGS. A Participant's Aggregate Account shall include earnings thereon accrued as a liability of the Employer to the Participant pursuant to a Participant's election under this Section VI. The Phantom Stock Account and Flexible Investment Account shall be utilized solely as a device for the measurement and determination of the amount to be paid a Participant pursuant to the Plan.

                                  SECTION VII.

                           DEFERRED COMPENSATION TRUST

VII.1 EMPLOYER ESTABLISHMENT OF TRUST. Notwithstanding any other provision or interpretation of this Plan, the Employer shall establish or adopt a trust, which may fund obligations of other plans or arrangements of deferred compensation adopted or established by the Employer, in which to hold cash, insurance policies or other assets to be used to make or reimburse the Employer for payments to the Participants of the benefits under this Plan, provided, however, that the trust assets shall at all times remain subject to the claims of general creditors of the Employer in the event of the Employer's insolvency.

VII.2 TRUST DOCUMENT. Participants shall be notified when the trust is established and a copy of the trust document will be made available to them on request.

VII.3 LIABILITY. The Employer and not the trust shall be liable for paying the benefits set forth in Section VIII. However, after its payment of benefits pursuant to this Plan, the Employer may be reimbursed by the trust for the after-tax cost of the benefit payment, upon proof of payment and request for reimbursement.

VII.4 PAYMENT OF BENEFITS. Any payment of benefits made by the trust shall satisfy the Employer's obligation to make such payment to the affected Participant.

                                  SECTION VIII.
                              PAYMENTS AND BENEFITS

VIII.1 RETIREMENT. Except as provided in Section 8.4 below, the entire Aggregate Account balance of a Participant shall be paid to a Participant in annual installments over a ten (10) year period during January of each year commencing during the first January following the Participant's Retirement. "Retirement" means the Participant's termination of employment with the Employer after either (i) attaining age 65 or (ii) attaining age 55 and having provided service for the Employer for at least 10 years.

VIII.2 DEATH. Except as provided in Section 8.4 below, the entire Aggregate Account balance of a Participant shall be paid to the Beneficiary of such Participant in annual installments over a ten (10) year period during January of each year commencing on the first January following the Participant's death.

VIII.3 DISABILITY. Except as provided in Section 8.4 below, upon a Participant becoming disabled, the entire Aggregate Account balance of a Participant shall be paid to the Participant in annual installments over a ten (10) year period during January of each year commencing on the first January 1 following the date on which the Participant would have otherwise attained Retirement. For purposes of this Plan, a Participant is considered disabled if he or she is receiving benefits under the Employer's group long-term disability plan.

VIII.4 REQUIRED LUMP SUM PAYMENT. Notwithstanding Sections 8.1, 8.2 and 8.3 above, if the entire Aggregate Account of a Participant upon a Participant's Retirement, death or the Participant becoming disabled is less than $50,000, the entire Aggregate Account balance of a Participant shall be paid in one lump sum to the Participant or his or her Beneficiary as soon as administratively possible within ninety (90) days of the date of a Participant's Retirement or death or of the date a Participant becomes disabled.

VIII.5 TERMINATION OF EMPLOYMENT. If a Participant's employment with the Employer terminates for any reason other than the Participant's Retirement or death or the Participant becoming disabled, the vested Aggregate Account balance of a Participant shall be paid in one lump sum as soon as administratively possible within ninety (90) days of the Participant's termination of employment.

VIII.6 EARNINGS PENDING DISTRIBUTION. The Aggregate Account of any Participant shall continue to accrue earnings as provided in Section VI until all benefits are paid under this Section VIII.

VIII.7 IN-KIND DISTRIBUTIONS. Prior to the earliest to occur of any of the events generating a payment under Sections 8.1, 8.2 and 8.3, a Participant may elect subject to the Committee's approval, to have any payment of benefits under this Plan be made in a form of investment which is equal in value to the appropriate payment amount. Notwithstanding the foregoing, a Participant may elect, prior to the earliest to occur of any of the events generating a payment under Sections 8.1, 8.2 and 8.3, without Committee approval, to have any portion of the shares of Company Stock credited to a Participant under his or her Phantom Stock Account be paid in Company Stock to the Participants in accordance with Sections 8.1, 8.2 and 8.3; provided, however, that no payment of Company Stock to a Participant shall be made in violation of any applicable securities laws.

VIII.8 BENEFICIARY DESIGNATION. Each Participant shall have the right, at any time, to designate a Beneficiary or Beneficiaries (both principal as well as contingent) to whom payment under this Plan shall be paid in the event of Participant's death prior to complete distribution to Participant of the benefits due Participant under the Plan.

VIII.9 NO PARTICIPANT DESIGNATION. If a Participant fails to designate a Beneficiary as provided above, or if Participant's Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then Participant's designated Beneficiary shall be deemed to be the person or persons surviving Participant in the first of the following classes in which there is a survivor, share and share alike:

        (a)    The surviving spouse;

        (b) The Participant's children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

        (c) The Participant's personal representative (executor or administrator).

                                   SECTION IX.
                       OFFSET FOR OBLIGATIONS TO EMPLOYER

If, at such time as the Participant becomes entitled to benefit payments hereunder, the Participant has any debt, obligation or other liability representing an amount owing to the Employer or an affiliate of the Employer, and if such debt, obligation, or other liability is due and owing at the time benefit payments are payable hereunder, the Employer may offset the amount owing it or an affiliate against the amount of benefits otherwise distributable hereunder.

                                   SECTION X.

                              LIABILITY OF EMPLOYER

Except as provided below, all liabilities created by this Plan for any Employer participating in the Plan ("Participating Employer") shall be determined separately and shall be paid to and held by the Trustee for the exclusive benefit of the participant who is an employee of such Participating Employer and the Beneficiaries of such Participant, subject to all the terms and conditions of this Plan. No other Participating Employer shall be held liable for any liabilities to be satisfied by any other Participant Employer. On the basis of the information furnished by the Committee, the Trustee shall keep separate books and records concerning the affairs of each Participating Employer hereunder and as to the accounts and credits of the Participants of each Participating Employer.

                                   SECTION XI.
                        CHANGE IN DISTRIBUTION SCHEDULE.

XI.1 UNFORESEEABLE EMERGENCY. In the event of a Participant's "unforeseeable emergency", the Participant may submit a written petition to the Committee for an early withdrawal from his or her remaining Aggregate Account balance. The Committee has sole discretion in the determination of the merits of petitioner's "Unforeseeable Emergency" petition. Any early withdrawal approved by the Committee is limited to the amount necessary to meet the emergency.

        Unforeseeable Emergency: An unforeseeable emergency is severe financial hardship to the Participant resulting from (1) a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code Section 152(a)) of the Participant, (2) loss of the Participant's property due to casualty, (3) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

        The need to send a Participant's child to college or the desire to purchase a home is not considered to be unforeseeable emergency.

XI.2 MODIFICATION OF INSTALLMENT PAYMENTS. If a Participant desires to modify the installment payment schedule set forth in Section VIII, he or she must submit a written petition to the Committee for such change. The Committee has sole discretion in whether to permit the requested change.

XI.3 EARLY WITHDRAWAL. A Participant may receive the Participant's vested Aggregate Account balance under the Plan upon submission of a written request to and approval by the Committee at any time prior the occurrence of any of the events generating a payment under Sections 8.1, 8.2 and 8.3, however, the benefit payable will be reduced by 10% of the Participant's vested Aggregate Account balance. Such distribution will constitute a complete distribution of the Participant's Aggregate Account. If a Participant receives an Early Withdrawal under this Section 11.3, the Participant's participation in the Plan shall be suspended (so that no Participant deferrals pursuant to Article IV and no Employer contributions pursuant to Article V will be credited to a Participant's accounts under the Plan) for a period of time comencing on the date of the Early Withdrawal and ending on the last day of the Plan Year following the Plan Year in which such withdrawal was made.

                                  SECTION XII.
                                  BENEFIT PLANS

The amount of each Participant's deferrals under Section IV shall not be deemed to be compensation for the purpose of calculation of the amount of Participant benefits or contributions under a pension plan or retirement plan (qualified under Section 401(a) of the Code), the amount of life insurance payable under any life insurance plan established or maintained by the Employer, or the amount of any disability benefit payments payable under any disability plan established or maintained by the Employer, except to the extent specifically provided in any such plan.

                                  SECTION XIII.
                             RIGHTS OF A PARTICIPANT

Establishment of the Plan shall not be construed as giving any Participant the right to be retained in the Employer's service or employ or the right to receive any benefits not specifically provided by the Plan.

Income deferred under this Plan will not be segregated from the general funds of the Employer and no Participant will have any claim on any specific assets of the Employer. To the extent that any Participant acquires a right to receive benefits under this Plan, his or her right will be no greater than the right of any unsecured general creditor of the Employer and is not assignable or transferable except to his or her Beneficiary or estate as set forth in Sections
8.7 and 8.8.

                                  SECTION XIV.
                           AMENDMENT AND TERMINATION

XIV.1 The Plan may be amended from time to time by resolution of the Committee to comply with changes in the laws of the State and Federal Government having jurisdiction over the Employer. The amendment of any one or more provisions of the Plan shall not affect the remaining provisions of the Plan. No amendment shall reduce any benefits accrued by any Participant prior to the amendment.

XIV.2 The Committee has the right to terminate the Plan at any time. Any amount accumulated prior to the Plan's termination will continue to be subject to the provisions of the Plan.

                                   SECTION XV.
                            DETERMINATION OF BENEFITS

XV.1 CLAIM. A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Committee, setting forth his claim. The request must be addressed to the Committee.

XV.2 CLAIM DECISION. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

        (a)    The specific reason for such denial;

        (b) The specific reference to pertinent provisions of this agreement upon which such denial is based;

        (c) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary.

        (d) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

        (e)    The time limits for requesting a review.

XV.3 REQUEST FOR REVIEW. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review its determination. Such request must be addressed to the Committee. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the

        Committee. If the Claimant does not request a review of the Committee's determination within such sixty (60) day period, he shall be barred and estopped from challenging the Participating Employer's determination.

XV.4 REVIEW OF DECISION. Within sixty (60) days after the Board of Directors' receipt of a request for review, the Committee will review its determinations. After considering all materials presented by the Claimant, the Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

                                  SECTION XVI.
                                    NOTICES

Notices and elections under this Plan must be in writing. A notice or election is deemed delivered if it is delivered personally or mailed by registered or certified mail to the person at his or her last known business address.

                                  SECTION XVII.
                               GENERAL PROVISIONS

XVII.1 CONTROLLING LAW. The provisions of this Plan shall be subject to regulation under ERISA. To the extent not preempted by federal law, this Plan shall be construed and interpreted according to the laws of the State of Delaware.

XVII.2 CAPTIONS. The captions of Sections and paragraphs of this Plan are for the convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

XVII.3 FACILITY OF PAYMENT. Any amounts payable hereunder to any Participant who is under legal disability or who, in the judgment of the Committee, is unable to properly manage his or her financial affairs may be paid to the legal representative of such Participant or may be applied for the benefit of such Participant in any manner which the Committee may select, and any such payment shall be deemed to be payment for such Participant's account and shall be a complete discharge of all liability of the Employer with respect to the amount so paid.

XVII.4 WITHHOLDING OF PAYROLL TAXES. To the extent required by the laws in effect at the time compensation or deferred compensation payments are made, the Employer shall withhold from such compensation, or from deferred compensation payments made hereunder, any taxes required to be withheld for federal, state or local government purposes.

XVII.5 PROTECTIVE PROVISIONS. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

XVII.6 TERMS. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

XVII.7 SUCCESSOR. The provisions of this Plan shall bind and inure to the benefit of Nuevo Energy Company and its successors and assigns. The terms successors and assigns as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of Nuevo Energy Company and successors of any such company or other business entity.

                                 SECTION XVIII.
                             UNFUNDED STATUS OF PLAN

It is the intention of the parties that the arrangements herein described be unfunded for tax purposes and for purposes of Title I or ERISA. Plan participants have the status of general unsecured creditors of the Employer. The Plan constitutes a mere promise by the Employer to make payments in the future.

The Employer shall establish the Trust(s) with the Trustee, pursuant to such terms and conditions as are set forth in the Trust agreement(s) to be entered into between the Employer and the Trustee. The Trust is intended to be treated as a "grantor" trust under the Code and the Regulations thereunder, as amended from time to time, and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

                                  SECTION XIX.
                               RIGHTS TO BENEFITS

Subject to Section IX, a Participant's rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the participant or the participant's beneficiaries.

                                   SECTION XX.
                                 BOARD APPROVAL

All Participant deferrals and Employer contributions credited to the accounts of a Participant under this Plan are subject to the approval of this Plan by the Board on or before December 31, 1997. If the approval by the Board does not occur on or before December 31, 1997, any and all deferrals made by a Participant on or before December 31, 1997 pursuant to Section IV shall be returned to a Participant without any earnings thereon. In connection therewith, any shares of Company Stock deferred pursuant to Section 4.4 shall be distributed by the Employer to the Participant in-kind.


IN WITNESS WHEREOF, the Employer has caused this Plan to be executed this ___ th day of___________ , 19__ .

                                            NUEVO ENERGY COMPANY


                                            --------------------------

                             FIRST AMENDMENT TO THE
                              NUEVO ENERGY COMPANY
                           DEFERRED COMPENSATION PLAN

                              W I T N E S S E T H:

        WHEREAS, Nuevo Energy Company (the "Employer") presently maintains the Nuevo Energy Company Deferred Compensation Plan (the "Plan") which became effective on July 1, 1997; and

        WHEREAS, the Employer, pursuant to Section 14.1 of the Plan, has the right to amend the Plan, from time to time, subject to certain limitations.

        NOW, THEREFORE, in order to make a revision to conform the language of the Plan with the intent of the Employer, the Plan is hereby amended in the following manner:

        1. Effective July 1, 1997, paragrah 6.1(a)(i) of the Plan is hereby amended in its entirety to read as follows:

        6.1    INVESTMENT ELECTIONS.

               (a) Participants may choose to have their Participant Deferral Account as having been invested in two types of investment accounts. These are not mutually exclusive choices. A percentage of a Participant's Participant Deferral Account may be allocated to either account or the entire Participant Deferral Account may be allocated to only one account. The two accounts are the:

                        (i) Phantom Stock Account. All Participant deferrals, which are deferred into Plan, initially credited to a Participant Deferral Account ("Initially Credited Deferrals") and have been chosen by the Participant to be invested in the Phantom Stock Account, will be treated as if shares of Company Stock had been purchased at a price equal to 75% of the Fair Market Value of such Company Stock on the day credited; provided, however, that any Participant deferrals made under Section 4.4 of the Plan which have been chosen by the Participant to be invested in the Phantom Stock Account, will be treated as if shares of

                                Company Stock had been purchased at a price equal to 100% of the Fair Market Value of such Company Stock on the day credited. All Initially Credited Deferrals which have been invested in the Phantom Stock Account shall remain as if invested in the Phantom Stock Account for a two
                                (2) year period commencing on the date such Initially Credited Deferrals are credited to a Participant's Deferral Account. After such two year period, a Participant may redirect the appropriate Initially Credited Deferrals into the Flexible Investment Account or leave such deferrals in the Phantom Stock Account, whereupon the re-direction of the investment of such Participant deferrals between the Phantom Stock Account and the Flexible Investment Account may be made quarterly. The Phantom Stock Account will be credited with cumulative appreciation and/or depreciation based on the Fair Market Value of the Company Stock. Dividend equivalents will be credited quarterly and treated as if reinvested in Company Stock.

        IN WITNESS WHEREOF, the Employer has executed this First Amendment as of___________ , 1997.

                                            NUEVO ENERGY COMPANY

                                            By:_________________________________
                                                                  "Employer"

                             SECOND AMENDMENT TO THE
                              NUEVO ENERGY COMPANY
                           DEFERRED COMPENSATION PLAN

                              W I T N E S S E T H:

        WHEREAS, Nuevo Energy Company (the "Employer") presently maintains the Nuevo Energy Company Deferred Compensation Plan (the "Plan") which became effective on July 1, 1997; and

        WHEREAS, the Employer, pursuant to Section 14.1 of the Plan, has the right to amend the Plan, from time to time, subject to certain limitations.

        NOW, THEREFORE, in order to make a revision to conform the language of the Plan with the intent of the Employer, the Plan is hereby amended in the following manner:

        1. Effective August , 1997, Section 8.5 of the Plan is hereby amended in its entirety to read as follows:

               8.5 TERMINATION OF EMPLOYMENT. If a Participant's employment with the Employer terminates for any reason other than the Participant's Retirement or death or the Participant becoming disabled, the vested Aggregate Account balance of a Participant shall be paid in one lump sum as soon as administratively possible within one hundred eighty (180) days of the Participant's termination of employment.

        IN WITNESS WHEREOF, the Employer has executed this Second Amendment as of August , 1997.

                                            NUEVO ENERGY COMPANY

                                            By:_________________________________
                                                                   "Employer"